Exhibit 99.1
June 8, 2007
Henry H. Gerkens
13410 Sutton Park Drive South
Jacksonville, Florida 32224
Dear Henry:
     In recognition of your achievements as the Chief Executive Officer of Landstar System, Inc. (the “Company”), your base salary shall increase to the annual rate of $500,000, effective as of June 1, 2007.
     Moreover, as you know, on April 27, 2004, you and the Company entered into an employment letter in connection with your appointment as Chief Executive Officer of the Company. To reflect the change in your rate of base salary and to make other changes thereto that the parties deem appropriate, including the addition of certain restrictive covenants for the benefit of the Company, the parties have agreed to amend and restate that letter, as set forth herein, to specify the terms under which you will continue to serve as Chief Executive Officer. For the avoidance of doubt, other than with respect to your increase in salary, you shall continue to be compensated on the same terms and conditions as are currently applicable to you, including with respect to your Participant Percentage Participation under the Company’s Executive Incentive Compensation Plan (the “EICP”), which will continue to be 100%.
     As Chief Executive Officer, you will have all of the duties and obligations generally associated with that position at the Company. You serve as the Chief Executive Officer at the pleasure of the Board and as a member of the Board at the discretion of our stockholders. Pursuant to your re-election to the Board at the Company’s 2006 Annual Meeting of Stockholders, your current term as a member of the Board runs through the Company’s 2009 Annual Meeting of Stockholders. In the event that you are re-elected to the Board at the 2009 Annual Meeting of Stockholders and at any subsequent meeting of Stockholders, this letter agreement will be deemed automatically extended for the duration of your concurrent service as Chief Executive Officer of the Company and as a member of the Board of the Company.
     Notwithstanding the foregoing, if the Company terminates your employment for any reason other than Cause or Disability (as such terms are defined in your Key Executive Employment Protection Agreement (“KEEPA”)) or you voluntarily terminate your employment for Good Reason (as defined in clauses (i) and (ii) in the definition of such term in the KEEPA) at any time prior to the Company’s 2009 Annual Meeting of Stockholders and your rights to receive severance are not governed by the KEEPA (that is, generally prior to the occurrence of Change of Control, as defined in the KEEPA), then the Company shall pay you a lump sum severance benefit (the “Severance Benefit”) equal to two times the sum of (i) your annual base salary (as in effect on June 1, 2007, or as it may hereafter be increased) and (ii) the amount that would be payable to you as an annual bonus for the applicable period based on your stated Participant Percentage Participation in the EICP, within five (5) business days of the date of your termination of employment. If you receive the Severance Benefit, you and, to the extent applicable, your dependents shall be entitled, after the date of your termination and until the earlier of (x) the second anniversary of such date or (y) the date you become eligible for comparable benefits under a similar plan, policy or program of a subsequent employer, to continue participation in all of the Company’s employee and executive welfare benefit plans (the “Benefit Plans”) in which you participated immediately prior to the date of your termination. To the extent any such benefits cannot be provided under the terms of the applicable plan, policy or program, the Company shall either provide an insurance policy or policies providing all or part of such benefits, and to the extent of any portion of the benefits not covered by any such policies, shall provide you the remaining benefits coverage under another plan or from the Company’s general assets. Your continued participation in the Benefit Plans will be on the same terms and conditions that would have applied had you continued to be an employee of the Company; provided, however, that to the extent that the benefits provided under any such Benefit Plan are not medical benefits and the provision of such benefits would not be exempt from Federal income taxation (the “Taxable Other Benefits”), you will reimburse the Company for the full cost of such Taxable Other Benefits for the first six months following your termination of employment (unless and solely to the extent you elect, within ten business days of the date of your termination, to forego receipt of such Taxable Other Benefits under this letter agreement). In addition, you would be entitled to receive any vested amounts or benefits owing to you under the Company’s otherwise applicable employee benefit plans and programs (including any equity compensation plan), and all options granted to you in connection with your appointment as Chief Executive Officer pursuant to the April 27, 2004 letter agreement which have not previously vested in accordance with their terms shall become fully vested and exercisable.
     In the event that your employment with the Company terminates due to your death or Disability, or under circumstances that entitle you to receive the Severance Benefit, you shall also receive for the year of termination a payment in respect of the EICP determined in accordance with the provisions of such EICP, but based on your base salary in effect at the date of your termination of employment, multiplied by a fraction, the numerator of which is the number of days in such year prior to and including the date of your termination and the denominator of which is the number of days in such year.

     You acknowledge that in the event that your employment is terminated under circumstances in which the Severance Benefit is payable and you receive all of the compensation and other benefits provided for in the two immediately preceding paragraphs in respect of any termination of your employment with the Company, you will not assert any claims against the Company with respect to such termination and that, except as expressly provided below, the payments and benefits paid to you pursuant to this letter will be in full satisfaction of any and all claims you may have against the Company with respect to such termination. You agree that, if requested by the Company, you shall provide the Company with a formal written release of any such claims, in such form as shall be reasonably requested by the Company, consistent with its past practices.
     In the event that your service as Chief Executive Officer ends after the 2009 Annual Meeting of Stockholders for any reason other than (i) your death, (ii) a termination by the Company for Cause or (iii) a termination as a result of which you are entitled to receive the Severance Benefit or the severance benefits under the KEEPA, then, during the two-year period following your termination of service as Chief Executive Officer, unless the parties shall otherwise agree in writing, you shall provide the Company consulting and other advisory services consistent with your training and experience and your prior position with the Company as and when reasonably requested by the Board of Directors or the then current Chief Executive Officer of the Company. Such services shall not require you to devote, in any 12-month period, more than 20% of the average time that you had devoted to your duties as Chief Executive Officer during the 36 months immediately prior to your termination of employment. In requesting any such services, the Company shall use its commercially reasonable best efforts not to interfere with any of your other business commitments. Unless the context otherwise requires, you shall determine the time and place at which you perform any such services. For your availability to consult with the Company, and in consideration of any services you are called on to perform, the Company shall pay you at the rate of $150,000 per annum in quarterly installments, in advance, except that the installments payable for the first six months following your termination of employment shall be paid six months following the date your employment terminates. During the period that you are available to provide consulting services, you and, to the extent applicable, your dependents shall be entitled to continue participation in the Benefit Plans. To the extent any such benefits cannot be provided under the terms of the applicable plan, policy or program, the Company shall either provide an insurance policy or policies providing all or part of such benefits, and to the extent of any portion of the benefits not covered by any such policies, shall provide you the remaining benefits coverage under another plan or from the Company’s general assets. Your continued participation in the Benefit Plans will be on the same terms and conditions that would have applied had you continued to be an employee of the Company; provided, however, that to the extent that the benefits provided under any such Benefit Plan are not medical benefits and the provision of such benefits would not be exempt from Federal income taxation (the “Taxable Other Benefits”), you will reimburse the Company for the full cost of such Taxable Other

Benefits for the first six months following your termination of employment (unless and solely to the extent you elect, within ten business days of the date of your termination, to forego receipt of such Taxable Other Benefits under this letter agreement).
     You agree that during the period of your employment with the Company, you shall provide your services exclusively for the benefit of the Company, except that you may serve on the board of directors of other companies or on the board or other governing body of charitable or community organizations with the approval of the Board, which approval shall not be unreasonably withheld. For a period of two years following the termination of your employment with the Company for any reason, you shall not (i) provide any services, in any capacity whatsoever (including, but not limited to, as an officer, employee, director, partner, principal, consultant, advisor or member) to any business enterprise that is in direct competition with the business of the Company anywhere in the United States or (ii) solicit or hire, or otherwise engage the services of, or assist any third party in soliciting, hiring or engaging the services of any person who is, or at any time during the preceding 90 day period was, an employee of the Company or an independent contractor providing services to the Company. You agree and acknowledge that by reason of your knowledge of the Company’s business, including your possession of and access to valuable confidential business information, regardless of whether or not trade secrets, and your relationships with the Company’s customers, clients, employees and other service providers, the Company has a legitimate business interest to protect in respect of its good will, confidential information and relationships with customers, employees and independent contractors and that the foregoing covenants are necessary to protect such interest, and are reasonable in both their geographic and temporal scope.
     For the avoidance of doubt, at any time that the rights and protections provided to you under the KEEPA are in effect, the Severance Benefits payable to you hereunder shall not be applicable and you shall be entitled to receive the full benefit and protection afforded to you under the terms of the KEEPA.

     Please confirm your acceptance of this amended and restated letter agreement by signing where indicated below.

Sincerely,
/s/ Ronald W. Drucker

Ronald W. Drucker, Chairman
Compensation Committee of Landstar
System, Inc.

Landstar System, Inc.

By: /s/ James B. Gattoni
Name:	James B. Gattoni
Title:	Vice President and Chief Financial Officer
Agreed and Accepted:
/s/ Henry H. Gerkens

Henry H. Gerkens
Date: June 8, 2007

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